Exhibit 99.1

EQM Technologies & Energy, Inc. ANNOUNCEs COMPLETION OF SALE OF

ITS Biodiesel PRODUCTION bUSINESS to Delek Renewables, LLC

Cincinnati, OH, January 11, 2013 – EQM Technologies & Energy, Inc. (OTCQB: EQTE) (“EQM”), a leading provider of environmental services to government and commercial businesses, today announced that it has completed the sale of its biodiesel production facility based in Cleburne, TX and related assets to Delek Renewables, LLC (“Delek Renewables”), a wholly owned subsidiary of Delek US Holdings, Inc. (NYSE: DK), for approximately $5.5 million in cash.

EQM’s tolling agreement, pursuant to which it produced biodiesel for Delek Renewables, was terminated concurrent with the completion of the transaction.

EQM has used approximately $2 million of proceeds to pay off all unpaid principal and accrued interest under EQM’s secured subordinated notes that were secured by the assets sold in the transaction. It intends to use the remainder of the proceeds for general corporate purposes.

“We are pleased to have closed this transaction, as we have achieved value for our stockholders and have improved our balance sheet. We will now turn our attention to growing our environmental services business and pursuing strategic acquisitions,” said James E. Wendle, President and Chief Operating Officer of EQM.

Ardour Capital Investments LLC acted as financial advisors to EQM in this transaction.

EQM Technologies & Energy, Inc.

EQM, based in Cincinnati, OH, is a leading provider of environmental services - consulting & engineering, clean technology, and remediation & construction management - to the public and industrial sectors, with approximately 220 employees and satellite offices and operations in 11 states.  EQM has longstanding relationships and multi-year contracts with numerous federal agencies, including the Environmental Protection Agency and the Department of Defense (including the Air Force Center for Engineering & Environment, Naval Facilities Engineering Command, and the Army Corps of Engineers), as well as private sector clients across numerous industries.  For more information, please visit www.eqm.com.

Statements in this press release regarding EQM’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. EQM wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. To the extent the content of this press release includes forward-looking statements; they involve various risks and uncertainties, including the successful integration of acquired businesses, projected financial information and the continued successful implementation of EQM’s business strategy.

Certain of these risks and uncertainties are described in greater detail in EQM’s filings with the Securities and Exchange Commission. EQM is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact

EQM Technologies & Energy, Inc.

Robert R. Galvin, 800-229-7495 or 513-742-7219

Chief Financial Officer

Fax: 513-825-7495

rgalvin@eqm.com